As filed with the Securities and Exchange Commission on March 30, 2023

Registration No. 333-263110

333-253000

333-236716

333-230055

333-223522

333-216401

333-209990

333-202851

333-198116

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-263110

Post-Effective Amendment No. 1 to Registration Statement No. 333-253000

Post-Effective Amendment No. 1 to Registration Statement No. 333-236716

Post-Effective Amendment No. 1 to Registration Statement No. 333-230055

Post-Effective Amendment No. 1 to Registration Statement No. 333-223522

Post-Effective Amendment No. 1 to Registration Statement No. 333-216401

Post-Effective Amendment No. 1 to Registration Statement No. 333-209990

Post-Effective Amendment No. 1 to Registration Statement No. 333-202851

Post-Effective Amendment No. 1 to Registration Statement No. 333-198116

UNDER

THE SECURITIES ACT OF 1933

OTONOMY, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2590070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Address Not Applicable1

(Address of principal executive offices, including zip code)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plans)

Otonomy, Inc.

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

(619) 488-6202

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jennifer Knapp

Amanda N. Urquiza

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

[1]

Otonomy, Inc. (the “Company”) terminated its lease agreement for office space. Accordingly, the Company does not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, any communication required to be sent to the Company’s principal executive offices may be directed to the Company’s agent for service of process at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, or to the email address set forth in the Company’s investor relations website.

EXPLANATORY NOTE

As contemplated by the Plan of Liquidation and Dissolution of Otonomy, Inc. (the “Company”), the Company filed a certificate of dissolution with the Secretary of State of the State of Delaware, which became effective on March 28, 2023 and provides for the voluntary liquidation and dissolution of the Company under the General Corporation Law of the State of Delaware (the “Dissolution”). In connection with the Dissolution, all outstanding equity awards granted under or governed by the Company’s equity incentive plans (collectively, the “Plans”), including the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”), have been cancelled and each of the Plans has been terminated.

In accordance with the undertaking in the Registration Statements (as defined below), the Company is hereby filing this Post-Effective Amendment No. 1 to each of the Company’s registration statements on Form S-8 (registration nos. 333-263110, 333-253000, 333-236716, 333-230055, 333-223522, 333-216401, 333-209990, 333-202851 and 333-198116) (collectively, the “Registration Statements”) to terminate the effectiveness of each such Registration Statement and to remove from registration all shares of the Company’s common stock that have not been issued and are not subject to issuance pursuant to outstanding equity awards under the Plans, including 14,940,774 shares of the Company’s common stock that have not been issued and are not subject to issuance pursuant to outstanding equity awards under the 2014 Plan and 3,669,417 shares of the Company’s common stock that have not been issued and are not subject to issuance pursuant to the ESPP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 30, 2023.

OTONOMY, INC.

By:	/s/ Paul E. Cayer
Paul E. Cayer
President, Secretary and Chief Financial and Business Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.